CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We hereby consent to the inclusion in the Registration Statement on Amendment Number 1 to Form SB-2 (Registration Number 333-132298) and post-effective Amendment Number 3 to Form SB-2 (Registration Number 333-122504) of our report dated November 29, 2005 on the balance sheet of Advaxis, Inc. (a development stage company) as of October 31, 2005, and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended October 31, 2005 and 2004, and the period from March 1, 2002 (inception) to October 31, 2005. We also consent to the reference to our Firm under the caption "Experts".

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 7, 2006